UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No. )*


                               DIANA SHIPPING INC.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    Y2066G104
                                 (CUSIP Number)

                                 March 17, 2005
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:


                               |_| Rule 13d-1(b)
                               |_| Rule 13d-1(c)
                               |X| Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP  No.
Y2066G104
--------------------------------------------------------------------------------
1) Names of Reporting Persons.
   I.R.S. Identification Nos. of Above Persons (entities only)
       Zoe S. Company Ltd.
--------------------------------------------------------------------------------

2)    Check the Appropriate Box if a Member of a Group            (a) [X]
        (See Instructions)                                        (b) [ ]
--------------------------------------------------------------------------------

3) SEC Use Only
--------------------------------------------------------------------------------

4) Citizenship or Place of Organization. The Bahamas
--------------------------------------------------------------------------------

      Number of Shares     5)    Sole Voting Power   0
      Beneficially               -----------------------------------------------
      Owned by Each        6)    Shared Voting Power   5,050,000
      Reporting                  -----------------------------------------------
      Person With          7)    Sole Dispositive Power   0
                                 -----------------------------------------------
                           8)    Shared Dispositive Power 5,050,000
--------------------------------------------------------------------------------

9)  Aggregate Amount Beneficially Owned by Each Reporting Person.  5,050,000
--------------------------------------------------------------------------------

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)    [   ]
--------------------------------------------------------------------------------

11) Percent of Class Represented by Amount in Item 9.  11.2%
--------------------------------------------------------------------------------

12) Type of Reporting Person (See Instructions). OO
--------------------------------------------------------------------------------

CUSIP  No.
Y2066G104
--------------------------------------------------------------------------------
1) Names of Reporting Persons.
   I.R.S. Identification Nos. of Above Persons (entities only)
       Maas Capital Investments B.V.
--------------------------------------------------------------------------------

2)    Check the Appropriate Box if a Member of a Group            (a) [X]
        (See Instructions)                                        (b) [ ]
--------------------------------------------------------------------------------

3) SEC Use Only
--------------------------------------------------------------------------------

4) Citizenship or Place of Organization. The Netherlands
--------------------------------------------------------------------------------

      Number of Shares     5)    Sole Voting Power   0
      Beneficially               -----------------------------------------------
      Owned by Each        6)    Shared Voting Power   5,050,000
      Reporting                  -----------------------------------------------
      Person With          7)    Sole Dispositive Power   0
                                 -----------------------------------------------
                           8)    Shared Dispositive Power 5,050,000
--------------------------------------------------------------------------------

9)  Aggregate Amount Beneficially Owned by Each Reporting Person.  5,050,000
--------------------------------------------------------------------------------

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)    [   ]
--------------------------------------------------------------------------------

11) Percent of Class Represented by Amount in Item 9.  11.2%
--------------------------------------------------------------------------------

12) Type of Reporting Person (See Instructions). OO
--------------------------------------------------------------------------------

CUSIP  No.
Y2066G104
--------------------------------------------------------------------------------
1) Names of Reporting Persons.
   I.R.S. Identification Nos. of Above Persons (entities only)
       Partship Holding B.V.
--------------------------------------------------------------------------------

2)    Check the Appropriate Box if a Member of a Group            (a) [X]
        (See Instructions)                                        (b) [ ]
--------------------------------------------------------------------------------

3) SEC Use Only
--------------------------------------------------------------------------------

4) Citizenship or Place of Organization. The Netherlands
--------------------------------------------------------------------------------

      Number of Shares     5)    Sole Voting Power   0
      Beneficially               -----------------------------------------------
      Owned by Each        6)    Shared Voting Power   5,050,000
      Reporting                  -----------------------------------------------
      Person With          7)    Sole Dispositive Power   0
                                 -----------------------------------------------
                           8)    Shared Dispositive Power 5,050,000
--------------------------------------------------------------------------------

9)  Aggregate Amount Beneficially Owned by Each Reporting Person.  5,050,000
--------------------------------------------------------------------------------

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)    [   ]
--------------------------------------------------------------------------------

11) Percent of Class Represented by Amount in Item 9.  11.2%
--------------------------------------------------------------------------------

12) Type of Reporting Person (See Instructions). OO
--------------------------------------------------------------------------------

CUSIP  No.
Y2066G104
--------------------------------------------------------------------------------
1) Names of Reporting Persons.
   I.R.S. Identification Nos. of Above Persons (entities only)
       FB Corporate Holding B.V.
--------------------------------------------------------------------------------

2)    Check the Appropriate Box if a Member of a Group            (a) [X]
        (See Instructions)                                        (b) [ ]
--------------------------------------------------------------------------------

3) SEC Use Only
--------------------------------------------------------------------------------

4) Citizenship or Place of Organization. The Netherlands
--------------------------------------------------------------------------------

      Number of Shares     5)    Sole Voting Power   0
      Beneficially               -----------------------------------------------
      Owned by Each        6)    Shared Voting Power   5,050,000
      Reporting                  -----------------------------------------------
      Person With          7)    Sole Dispositive Power   0
                                 -----------------------------------------------
                           8)    Shared Dispositive Power 5,050,000
--------------------------------------------------------------------------------

9)  Aggregate Amount Beneficially Owned by Each Reporting Person.  5,050,000
--------------------------------------------------------------------------------

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)    [   ]
--------------------------------------------------------------------------------

11) Percent of Class Represented by Amount in Item 9.  11.2%
--------------------------------------------------------------------------------

12) Type of Reporting Person (See Instructions). OO
--------------------------------------------------------------------------------

CUSIP  No.
Y2066G104
--------------------------------------------------------------------------------
1) Names of Reporting Persons.
   I.R.S. Identification Nos. of Above Persons (entities only)
       Fortis Bank (Nederland) N.V.
--------------------------------------------------------------------------------

2)    Check the Appropriate Box if a Member of a Group            (a) [X]
        (See Instructions)                                        (b) [ ]
--------------------------------------------------------------------------------

3) SEC Use Only
--------------------------------------------------------------------------------

4) Citizenship or Place of Organization. The Netherlands
--------------------------------------------------------------------------------

      Number of Shares     5)    Sole Voting Power   0
      Beneficially               -----------------------------------------------
      Owned by Each        6)    Shared Voting Power   5,050,000
      Reporting                  -----------------------------------------------
      Person With          7)    Sole Dispositive Power   0
                                 -----------------------------------------------
                           8)    Shared Dispositive Power 5,050,000
--------------------------------------------------------------------------------

9)  Aggregate Amount Beneficially Owned by Each Reporting Person.  5,050,000
--------------------------------------------------------------------------------

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)    [   ]
--------------------------------------------------------------------------------

11) Percent of Class Represented by Amount in Item 9.  11.2%
--------------------------------------------------------------------------------

12) Type of Reporting Person (See Instructions). OO
--------------------------------------------------------------------------------

CUSIP  No.
Y2066G104
--------------------------------------------------------------------------------
1) Names of Reporting Persons.
   I.R.S. Identification Nos. of Above Persons (entities only)
       Fortis Bank Nederland (Holding) N.V.
--------------------------------------------------------------------------------

2)    Check the Appropriate Box if a Member of a Group            (a) [X]
        (See Instructions)                                        (b) [ ]
--------------------------------------------------------------------------------

3) SEC Use Only
--------------------------------------------------------------------------------

4) Citizenship or Place of Organization. The Netherlands
--------------------------------------------------------------------------------

      Number of Shares     5)    Sole Voting Power   0
      Beneficially               -----------------------------------------------
      Owned by Each        6)    Shared Voting Power   5,050,000
      Reporting                  -----------------------------------------------
      Person With          7)    Sole Dispositive Power   0
                                 -----------------------------------------------
                           8)    Shared Dispositive Power 5,050,000
--------------------------------------------------------------------------------

9)  Aggregate Amount Beneficially Owned by Each Reporting Person.  5,050,000
--------------------------------------------------------------------------------

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)    [   ]
--------------------------------------------------------------------------------

11) Percent of Class Represented by Amount in Item 9.  11.2%
--------------------------------------------------------------------------------

12) Type of Reporting Person (See Instructions). OO
--------------------------------------------------------------------------------

CUSIP  No.
Y2066G104
--------------------------------------------------------------------------------
1) Names of Reporting Persons.
   I.R.S. Identification Nos. of Above Persons (entities only)
       Fortis Bank
--------------------------------------------------------------------------------

2)    Check the Appropriate Box if a Member of a Group            (a) [X]
        (See Instructions)                                        (b) [ ]
--------------------------------------------------------------------------------

3) SEC Use Only
--------------------------------------------------------------------------------

4) Citizenship or Place of Organization. Belgium
--------------------------------------------------------------------------------

      Number of Shares     5)    Sole Voting Power   0
      Beneficially               -----------------------------------------------
      Owned by Each        6)    Shared Voting Power   5,050,000
      Reporting                  -----------------------------------------------
      Person With          7)    Sole Dispositive Power   0
                                 -----------------------------------------------
                           8)    Shared Dispositive Power 5,050,000
--------------------------------------------------------------------------------

9)  Aggregate Amount Beneficially Owned by Each Reporting Person.  5,050,000
--------------------------------------------------------------------------------

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)    [   ]
--------------------------------------------------------------------------------

11) Percent of Class Represented by Amount in Item 9.  11.2%
--------------------------------------------------------------------------------

12) Type of Reporting Person (See Instructions). OO
--------------------------------------------------------------------------------

CUSIP  No.
Y2066G104
--------------------------------------------------------------------------------
1) Names of Reporting Persons.
   I.R.S. Identification Nos. of Above Persons (entities only)
       Fortis Brussels
--------------------------------------------------------------------------------

2)    Check the Appropriate Box if a Member of a Group            (a) [X]
        (See Instructions)                                        (b) [ ]
--------------------------------------------------------------------------------

3) SEC Use Only
--------------------------------------------------------------------------------

4) Citizenship or Place of Organization. Belgium
--------------------------------------------------------------------------------

      Number of Shares     5)    Sole Voting Power   0
      Beneficially               -----------------------------------------------
      Owned by Each        6)    Shared Voting Power   5,050,000
      Reporting                  -----------------------------------------------
      Person With          7)    Sole Dispositive Power   0
                                 -----------------------------------------------
                           8)    Shared Dispositive Power 5,050,000
--------------------------------------------------------------------------------

9)  Aggregate Amount Beneficially Owned by Each Reporting Person.  5,050,000
--------------------------------------------------------------------------------

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)    [   ]
--------------------------------------------------------------------------------

11) Percent of Class Represented by Amount in Item 9.  11.2%
--------------------------------------------------------------------------------

12) Type of Reporting Person (See Instructions). OO
--------------------------------------------------------------------------------

CUSIP  No.
Y2066G104
--------------------------------------------------------------------------------
1) Names of Reporting Persons.
   I.R.S. Identification Nos. of Above Persons (entities only)
       Fortis SA/NV
--------------------------------------------------------------------------------

2)    Check the Appropriate Box if a Member of a Group            (a) [X]
        (See Instructions)                                        (b) [ ]
--------------------------------------------------------------------------------

3) SEC Use Only
--------------------------------------------------------------------------------

4) Citizenship or Place of Organization. Belgium
--------------------------------------------------------------------------------

      Number of Shares     5)    Sole Voting Power   0
      Beneficially               -----------------------------------------------
      Owned by Each        6)    Shared Voting Power   5,050,000
      Reporting                  -----------------------------------------------
      Person With          7)    Sole Dispositive Power   0
                                 -----------------------------------------------
                           8)    Shared Dispositive Power 5,050,000
--------------------------------------------------------------------------------

9)  Aggregate Amount Beneficially Owned by Each Reporting Person.  5,050,000
--------------------------------------------------------------------------------

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)    [   ]
--------------------------------------------------------------------------------

11) Percent of Class Represented by Amount in Item 9.  11.2%
--------------------------------------------------------------------------------

12) Type of Reporting Person (See Instructions). HC
--------------------------------------------------------------------------------

CUSIP  No.
Y2066G104
--------------------------------------------------------------------------------
1) Names of Reporting Persons.
   I.R.S. Identification Nos. of Above Persons (entities only)
       Fortis N.V.
--------------------------------------------------------------------------------

2) Check the Appropriate Box if a Member of a Group            (a) [X]
   (See Instructions)                                          (b) [ ]
--------------------------------------------------------------------------------

3) SEC Use Only
--------------------------------------------------------------------------------

4) Citizenship or Place of Organization. The Netherlands
--------------------------------------------------------------------------------

      Number of Shares     5)    Sole Voting Power   0
      Beneficially               -----------------------------------------------
      Owned by Each        6)    Shared Voting Power   5,050,000
      Reporting                  -----------------------------------------------
      Person With          7)    Sole Dispositive Power   0
                                 -----------------------------------------------
                           8)    Shared Dispositive Power 5,050,000
--------------------------------------------------------------------------------

9)  Aggregate Amount Beneficially Owned by Each Reporting Person.  5,050,000
--------------------------------------------------------------------------------

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)    [   ]
--------------------------------------------------------------------------------

11) Percent of Class Represented by Amount in Item 9.  11.2%
--------------------------------------------------------------------------------

12) Type of Reporting Person (See Instructions). HC
--------------------------------------------------------------------------------

ITEM 1.

(a) Name of Issuer.

         Diana Shipping Inc.

(b) Address of Issuer's Principal Executive Office.

         Pendelis 16
         175 64 Palaio Faliro
         Athens
         Greece

ITEM 2.

(a) Name of Persons Filing.
(b) Address of Principal Business Office or if none, Residence. (c) Citizenship.

         Zoe S. Company Ltd.
         Scotia House
         404 East Bay St.
         P.O. Box N-3016
         Nassau, N.P. Bahamas
         Bahamas international business company

         Maas Capital Investments B.V.
         Coolsingel 93
         3012 AE Rotterdam
         The Netherlands
         Netherlands private company with limited liability

         Partship Holding B.V.
         Herengracht 548
         1017 CG Amsterdam
         The Netherlands
         Netherlands private company with limited liability

         FB Corporate Holding B.V.
         Rokin 55
         1012 KK Amsterdam
         The Netherlands
         Netherlands private company with limited liability

         Fortis Bank (Nederland) N.V.
         Blaak 555
         3011 GB Rotterdam
         The Netherlands
         Netherlands public company with limited liability

         Fortis Bank Nederland (Holding) N.V.
         Archimedeslaan 6
         3584 BA Utrecht
         The Netherlands
         Netherlands public company with limited liability

         Fortis Bank
         3 Montagne du Parc
         1000 Brussels
         Belgium
         Belgian public company with limited liability

         Fortis Brussels
         20 Rue Royale
         1000 Brussels
         Belgium
         Belgian public company with limited liability

         Fortis SA/NV
         20 Rue Royale
         1000 Brussels
         Belgium
         Belgian public company with limited liability

         Fortis N.V.
         Archimedelaan 6
         3584 BA Utrecht
         The Netherlands
         Netherlands public company with limited liability


(D) Title of Class of Securities.

         Common shares

(E) CUSIP Number.

         Y2066G104

ITEM 3.

If this statement is filed pursuant to rule 240.13d- 1(b), or 240.13d-2(b) or
(c), check whether the person filing is a:

(a)      ___ Broker or dealer registered under section 15 of the Act (15 U.S.C.
         78o).

(b)      ___ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) ___ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) ___ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)      ___ An investment adviser in accordance with 240.13d- 1(b)(1)(ii)(E).

(f) ___ An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

(g) ___ A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G)

(h) ___ A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i) ___ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)      ___ Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)      Amount beneficially owned: 5,050,000

(b)      Percent of class: 11.2%

(c)      Number of shares as to which the person has:

(i)      Sole power to vote or to direct the vote: 0

(ii)     Shared power to vote or to direct the vote: 5,050,000

(iii)    Sole power to dispose or to direct the disposition of: 0

(iv)     Shared power to dispose or to direct the disposition of: 5,050,000

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

See Exhibit 1

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

See Exhibit 1

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not applicable

ITEM 10. CERTIFICATION.

After reasonable inquiry and to the best of my knowledge and belief, we certify that the information set forth in this statement is true, complete and accurate.


Dated:      February 13, 2006


Dated:      February 13, 2006                  ZOE S. COMPANY LTD.

                                               By:    *
                                                    ---------------------------

                                               By:    +
                                                    ---------------------------


Dated:      February 13, 2006                  MAAS CAPITAL INVESTMENTS B.V.

                                               By:    *
                                                    ---------------------------

                                               By:    +
                                                    ---------------------------


Dated:      February 13, 2006                  PARTSHIP HOLDING B.V.

                                               By:    *
                                                    ---------------------------

                                               By:    +
                                                    ---------------------------


Dated:      February 13, 2006                  FB CORPORATE HOLDING B.V.

                                               By:    *
                                                    ---------------------------

                                               By:    +
                                                    ---------------------------


Dated:      February 13, 2006                  FORTIS BANK (NEDERLAND) N.V.

                                               By:    *
                                                    ---------------------------

                                               By:    +
                                                    ---------------------------


Dated:      February 13, 2006                  FORTIS BANK NEDERLAND
                                               (HOLDING) N.V.

                                               By:    *
                                                    ---------------------------

                                               By:    +
                                                    ---------------------------


Dated:      February 13, 2006                  FORTIS BANK

                                               By:    *
                                                    ---------------------------

                                               By:    +
                                                    ---------------------------

Dated:     February 13, 2006                  FORTIS BRUSSELS


                                               By:    *
                                                    ----------------------------

                                               By:    +
                                                    ----------------------------


Dated:     February 13, 2006                   FORTIS SA/NV


                                               By:    *
                                                    ----------------------------

                                               By:    +
                                                    ----------------------------


Dated:     February 13, 2006                   FORTIS N.V.


                                               By:    *
                                                    ----------------------------

                                               By:    +
                                                    ----------------------------


                                                    * /s/  C.J. Paroubek
                                               ---------------------------------
                                               Attorney in Fact

                                                    + /s/ K.H. Tieleman
                                               ---------------------------------
                                               Attorney in Fact

                                                                       Exhibit 1


Zoe S. Company Ltd. is the record shareholder of the common shares the subject of this filing.

Zoe S. Company Ltd. is wholly owned by Maas Capital Investments B.V., a Netherlands private company with limited liability.

Maas Capital Investments B.V. is wholly owned by Partship Holding B.V., a Netherlands private company with limited liability.

Partship Holding B.V. is wholly owned by FB Corporate Holding B.V., a Netherlands private company with limited liability.

FB Corporate Holding B.V. is wholly owned by Fortis Bank (Nederland) N.V., a Netherlands public company with limited liability.

Fortis Bank (Nederland) N.V. is wholly owned by Fortis Bank Nederland (Holding) N.V., a Netherlands public company with limited liability.

Fortis Bank Nederland (Holding) N.V. is wholly owned by Fortis Bank, a Belgian public company with limited liability.

Fortis Bank is 99.804% owned by Fortis Brussels, a Belgian public company with limited liability, and 0.196% owned by public investors.

Fortis Brussels is 50% owned by Fortis SA/NV, a Belgian public company with limited liability, and 50% owned by Fortis N.V., a Netherlands public company with limited liability. Both Fortis SA/NV and Fortis N.V. are holding companies, and both are publicly traded on Euronext.

                             Joint Filing Agreement

Zoe S. Company Ltd., Maas Capital Investments, B.V., Partship Holding B.V., FB Corporate Holding B.V., Fortis Bank (Nederland) N.V., Fortis Bank Nederland (Holding) N.V., Fortis Bank, Fortis Brussels, Fortis SA/NV and Fortis N.V. each hereby agrees, in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, that the Statement on Schedule 13G filed herewith relating to the common shares, par value $.01 per share, of Diana Shipping Inc. is, and will be, filed jointly on behalf of each such person.



Dated:            February 13, 2006          ZOE S. COMPANY LTD.

                                             By:    *
                                                  -----------------------------

                                             By:    +
                                                  -----------------------------


Dated:            February 13, 2006          MAAS CAPITAL INVESTMENTS B.V.

                                             By:    *
                                                  -----------------------------

                                             By:    +
                                                  -----------------------------


Dated:            February 13, 2006          PARTSHIP HOLDING B.V.

                                             By:    *
                                                  -----------------------------

                                             By:    +
                                                  -----------------------------


Dated:            February 13, 2006          FB CORPORATE HOLDING B.V.

                                             By:    *
                                                  -----------------------------

                                             By:    +
                                                  -----------------------------


Dated:            February 13, 2006          FORTIS BANK (NEDERLAND) N.V.

                                             By:    *
                                                  -----------------------------

                                             By:    +
                                                  -----------------------------


Dated:            February 13, 2006          FORTIS BANK NEDERLAND
                                             (HOLDING) N.V.

                                             By:    *
                                                  -----------------------------

                                             By:    +
                                                  -----------------------------


Dated:            February 13, 2006          FORTIS BANK

                                             By:    *
                                                  -----------------------------

                                             By:    +
                                                  -----------------------------

Dated:            February 13, 2006          FORTIS BRUSSELS

                                             By:    *
                                                  -----------------------------

                                             By:    +
                                                  -----------------------------


Dated:            February 13, 2006          FORTIS SA/NV

                                             By:    *
                                                  -----------------------------

                                             By:    +
                                                  -----------------------------


Dated:            February 13, 2006          FORTIS N.V.

                                             By:    *
                                                  -----------------------------

                                             By:    +
                                                  -----------------------------


                                               * /s/  C.J. Paroubek
                                             ----------------------------------
                                               Attorney in Fact

                                               + /s/ K.H. Tieleman
                                             ----------------------------------
                                               Attorney in Fact

                                Power of Attorney

We, ZOE S. COMPANY LTD. of Scotia House, 404 East Bay Street, Nassau, Bahamas, hereby makes, constitutes and appoints Mr. C.J. Paroubek, Mrs. K.H. Tieleman, Mr. C.A. Antoniou and Mr. K.H. Wallien (each an "Attorney in Fact," collectively the "Attorneys in Fact"), and each of them, with full power of substitution, the true and lawful attorney in fact of the undersigned, in the undersigned's name, place and stead and on the undersigned's behalf, to complete, execute and file with the United States Securities and Exchange Commission (the "Commission"), a statement on Schedule 13G and any and all amendments thereto pursuant to Rules 13D and 13G of the Securities Exchange Act of 1934, as amended, and any other forms, certificates, documents or instruments that any of the Attorneys in Fact deems necessary or appropriate in order to enable the undersigned to comply with the requirements of said Rules 13D and 13G including, without limitation, any joint filing agreement.

This Power of Attorney shall remain in effect for a period of three months from the date hereof or until such earlier date as a written revocation thereof is filed with the Commission.

IN WITNESS WHEREOF the Company has caused this Power of Attorney to be executed this 6th day of February 2006.

The Common Seal of
ZOE S. COMPANY LTD.
Was hereunto affixed in the
presence of :

/s/  Peter N, Turnquest
-----------------------
Peter N. Turnquest
Director


/s/  Lorraine A. Hutchins
-------------------------
Lorraine A. Hutchins
Director and Secretary

                                Power of Attorney

     The undersigned hereby makes, constitutes and appoints Mr. C.J. Paroubek, Mrs. K.H. Tieleman, Mr C.A. Antoniou and Mr. K.H. Wallien (each an "Attorney in Fact," collectively the "Attorneys in Fact"), and each of them, with full power of substitution, the true and lawful attorney in fact of the undersigned, in the undersigned's name, place and stead and on the undersigned's behalf, to complete, execute and file with the United States Securities and Exchange Commission (the "Commission"), a statement on Schedule 13G and any and all amendments thereto pursuant to Rules 13D and 13G of the Securities Exchange Act of 1934, as amended, and any other forms, certificates, documents or instruments that any of the Attorneys in Fact deems necessary or appropriate in order to enable the undersigned to comply with the requirements of said Rules 13D and 13G including, without limitation, any joint filing agreement.

     This Power of Attorney shall remain in effect for a period of three months from the date hereof or until such earlier date as a written revocation thereof is filed with the Commission.




Dated:            February 7, 2006           MAAS CAPITAL INVESTMENTS B.V.


                                             By:  /s/  F.J. van Lanschot
                                                  ------------------------------
                                             Name:   F.J. van Lanschot
                                             Title:  Director


                                             By:  /s/  J.W. Kuijpers
                                                  ------------------------------
                                             Name:   J.W. Kuijpers
                                             Title:  Director

                                Power of Attorney

     The undersigned hereby makes, constitutes and appoints Mr. C.J. Paroubek, Mrs. K.H. Tieleman, Mr C.A. Antoniou and Mr. K.H. Wallien (each an "Attorney in Fact," collectively the "Attorneys in Fact"), and each of them, with full power of substitution, the true and lawful attorney in fact of the undersigned, in the undersigned's name, place and stead and on the undersigned's behalf, to complete, execute and file with the United States Securities and Exchange Commission (the "Commission"), a statement on Schedule 13G and any and all amendments thereto pursuant to Rules 13D and 13G of the Securities Exchange Act of 1934, as amended, and any other forms, certificates, documents or instruments that any of the Attorneys in Fact deems necessary or appropriate in order to enable the undersigned to comply with the requirements of said Rules 13D and 13G including, without limitation, any joint filing agreement.

     This Power of Attorney shall remain in effect for a period of three months from the date hereof or until such earlier date as a written revocation thereof is filed with the Commission.



Dated:            February 7, 2006           PARTSHIP HOLDING B.V.


                                             By:  /s/  F.J. van Lanschot
                                                  ------------------------------
                                             Name:   F.J. van Lanschot
                                             Title:  Director


                                             By:  /s/  J.W. Kuijpers
                                                  ------------------------------
                                             Name:   J.W. Kuijpers
                                             Title:  Director

                                Power of Attorney

     The undersigned hereby makes, constitutes and appoints Mr. C.J. Paroubek, Mrs. K.H. Tieleman, Mr C.A. Antoniou and Mr. K.H. Wallien (each an "Attorney in Fact," collectively the "Attorneys in Fact"), and each of them, with full power of substitution, the true and lawful attorney in fact of the undersigned, in the undersigned's name, place and stead and on the undersigned's behalf, to complete, execute and file with the United States Securities and Exchange Commission (the "Commission"), a statement on Schedule 13G and any and all amendments thereto pursuant to Rules 13D and 13G of the Securities Exchange Act of 1934, as amended, and any other forms, certificates, documents or instruments that any of the Attorneys in Fact deems necessary or appropriate in order to enable the undersigned to comply with the requirements of said Rules 13D and 13G including, without limitation, any joint filing agreement.

     This Power of Attorney shall remain in effect for a period of three months from the date hereof or until such earlier date as a written revocation thereof is filed with the Commission.



Dated:            February 7, 2006           FB CORPORATE HOLDING B.V.


                                             By:  /s/  F.J. van Lanschot
                                                  ------------------------------
                                             Name:   F.J. van Lanschot
                                             Title:  Director


                                             By:  /s/  J.W. Kuijpers
                                                  ------------------------------
                                             Name:   J.W. Kuijpers
                                             Title:  Director

                                Power of Attorney

     The undersigned hereby makes, constitutes and appoints Mr. C.J. Paroubek, Mrs. K.H. Tieleman, Mr C.A. Antoniou and Mr. K.H. Wallien (each an "Attorney in Fact," collectively the "Attorneys in Fact"), and each of them, with full power of substitution, the true and lawful attorney in fact of the undersigned, in the undersigned's name, place and stead and on the undersigned's behalf, to complete, execute and file with the United States Securities and Exchange Commission (the "Commission"), a statement on Schedule 13G and any and all amendments thereto pursuant to Rules 13D and 13G of the Securities Exchange Act of 1934, as amended, and any other forms, certificates, documents or instruments that any of the Attorneys in Fact deems necessary or appropriate in order to enable the undersigned to comply with the requirements of said Rules 13D and 13G including, without limitation, any joint filing agreement.

     This Power of Attorney shall remain in effect for a period of three months from the date hereof or until such earlier date as a written revocation thereof is filed with the Commission.



Dated:            February 7, 2006           FORTIS BANK (NEDERLAND) N.V.


                                             By:  /s/  F.J. van Lanschot
                                                  ------------------------------
                                             Name:   F.J. van Lanschot
                                             Title:  Director


                                             By:  /s/  J.W. Kuijpers
                                                  ------------------------------
                                             Name:   J.W. Kuijpers
                                             Title:  Director

                                Power of Attorney

     The undersigned hereby makes, constitutes and appoints Mr. C.J. Paroubek, Mrs. K.H. Tieleman, Mr C.A. Antoniou and Mr. K.H. Wallien (each an "Attorney in Fact," collectively the "Attorneys in Fact"), and each of them, with full power of substitution, the true and lawful attorney in fact of the undersigned, in the undersigned's name, place and stead and on the undersigned's behalf, to complete, execute and file with the United States Securities and Exchange Commission (the "Commission"), a statement on Schedule 13G and any and all amendments thereto pursuant to Rules 13D and 13G of the Securities Exchange Act of 1934, as amended, and any other forms, certificates, documents or instruments that any of the Attorneys in Fact deems necessary or appropriate in order to enable the undersigned to comply with the requirements of said Rules 13D and 13G including, without limitation, any joint filing agreement.

     This Power of Attorney shall remain in effect for a period of three months from the date hereof or until such earlier date as a written revocation thereof is filed with the Commission.



Dated:                February 7, 2006      FORTIS BANK NEDERLAND
                                            (HOLDING) N.V.


                                            By:  /s/  F.J. van Lanschot
                                                 -------------------------------
                                            Name:   F.J. van Lanschot
                                            Title:  Director


                                            By:  /s/  H.P.F.E. Bos
                                                 -------------------------------
                                            Name:   H.P.F.E. Bos
                                            Title:  Director

                                Power of Attorney

     The undersigned hereby makes, constitutes and appoints Mr. C.J. Paroubek, Mrs. K.H. Tieleman, Mr C.A. Antoniou and Mr. K.H. Wallien (each an "Attorney in Fact," collectively the "Attorneys in Fact"), and each of them, with full power of substitution, the true and lawful attorney in fact of the undersigned, in the undersigned's name, place and stead and on the undersigned's behalf, to complete, execute and file with the United States Securities and Exchange Commission (the "Commission"), a statement on Schedule 13G and any and all amendments thereto pursuant to Rules 13D and 13G of the Securities Exchange Act of 1934, as amended, and any other forms, certificates, documents or instruments that any of the Attorneys in Fact deems necessary or appropriate in order to enable the undersigned to comply with the requirements of said Rules 13D and 13G including, without limitation, any joint filing agreement.

     This Power of Attorney shall remain in effect for a period of three months from the date hereof or until such earlier date as a written revocation thereof is filed with the Commission.



Dated:            February 9, 2006       FORTIS BANK


                                         By:  /s/  Marc Bellis
                                              ----------------------------------
                                         Name:  Marc Bellis
                                         Title:  CEO Corporate & Institutional
                                         Banking

                                         By:  /s/  Robert Scharfe
                                              ----------------------------------
                                         Name:  Robert Scharfe
                                         Title:  CEO Global Markets

                                Power of Attorney

     The undersigned hereby makes, constitutes and appoints Mr. C.J. Paroubek, Mrs. K.H. Tieleman, Mr C.A. Antoniou and Mr. K.H. Wallien (each an "Attorney in Fact," collectively the "Attorneys in Fact"), and each of them, with full power of substitution, the true and lawful attorney in fact of the undersigned, in the undersigned's name, place and stead and on the undersigned's behalf, to complete, execute and file with the United States Securities and Exchange Commission (the "Commission"), a statement on Schedule 13G and any and all amendments thereto pursuant to Rules 13D and 13G of the Securities Exchange Act of 1934, as amended, and any other forms, certificates, documents or instruments that any of the Attorneys in Fact deems necessary or appropriate in order to enable the undersigned to comply with the requirements of said Rules 13D and 13G including, without limitation, any joint filing agreement.

     This Power of Attorney shall remain in effect for a period of three months from the date hereof or until such earlier date as a written revocation thereof is filed with the Commission.



Dated:                February 9, 2006       FORTIS BRUSSELS


                                             By:  /s/  Jean-Paul Votron
                                                  ------------------------------
                                             Name:  Jean-Paul Votron
                                             Title:  Chief Executive Officer

                                Power of Attorney

     The undersigned hereby makes, constitutes and appoints Mr. C.J. Paroubek, Mrs. K.H. Tieleman, Mr C.A. Antoniou and Mr. K.H. Wallien (each an "Attorney in Fact," collectively the "Attorneys in Fact"), and each of them, with full power of substitution, the true and lawful attorney in fact of the undersigned, in the undersigned's name, place and stead and on the undersigned's behalf, to complete, execute and file with the United States Securities and Exchange Commission (the "Commission"), a statement on Schedule 13G and any and all amendments thereto pursuant to Rules 13D and 13G of the Securities Exchange Act of 1934, as amended, and any other forms, certificates, documents or instruments that any of the Attorneys in Fact deems necessary or appropriate in order to enable the undersigned to comply with the requirements of said Rules 13D and 13G including, without limitation, any joint filing agreement.

     This Power of Attorney shall remain in effect for a period of three months from the date hereof or until such earlier date as a written revocation thereof is filed with the Commission.



Dated:                February 9, 2006       FORTIS SA/NV


                                             By:  /s/  Jean-Paul Votron
                                                  ------------------------------
                                             Name:  Jean-Paul Votron
                                             Title:  Chief Executive Officer

                                Power of Attorney

     The undersigned hereby makes, constitutes and appoints Mr. C.J. Paroubek, Mrs. K.H. Tieleman, Mr C.A. Antoniou and Mr. K.H. Wallien (each an "Attorney in Fact," collectively the "Attorneys in Fact"), and each of them, with full power of substitution, the true and lawful attorney in fact of the undersigned, in the undersigned's name, place and stead and on the undersigned's behalf, to complete, execute and file with the United States Securities and Exchange Commission (the "Commission"), a statement on Schedule 13G and any and all amendments thereto pursuant to Rules 13D and 13G of the Securities Exchange Act of 1934, as amended, and any other forms, certificates, documents or instruments that any of the Attorneys in Fact deems necessary or appropriate in order to enable the undersigned to comply with the requirements of said Rules 13D and 13G including, without limitation, any joint filing agreement.

     This Power of Attorney shall remain in effect for a period of three months from the date hereof or until such earlier date as a written revocation thereof is filed with the Commission.



Dated:                February 9, 2006       FORTIS N.V.


                                             By:  /s/  Jean-Paul Votron
                                                  ------------------------------
                                             Name:  Jean-Paul Votron
                                             Title:  Chief Executive Officer